As filed with the Securities and Exchange Commission on May 22, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement
Under
The Securities Act of 1933

MISTRAS GROUP, INC. (Exact name of registrant as specified in its charter)

Delaware	22-3341267
(State or other jurisdiction of incorporation or organization) 195 Clarksville Road, Princeton Junction, New Jersey (Address of Principal Executive Offices)	(I.R.S. Employer Identification No.) 08550 (Zip Code)
Mistras Group, Inc. 2016 Long-Term Incentive Plan, amended and restated as of March 27, 2024
(Full title of the plan)
Michael C. Keefe
Executive Vice President, General Counsel and Secretary
195 Clarksville Road
Princeton Junction, New Jersey 08550
(609) 716-4000
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This registration statement (the “Registration Statement”) on Form S-8 is being filed by Mistras Group, Inc. (the “Company”) for the purpose of increasing the number of shares of its common stock, $0.01 par value per share, that may be issued under the Mistras Group, Inc. 2016 Long-Term Incentive Plan, amended and restated as of March 27, 2024 (the “Plan”) by 1,300,000 shares, to a total of 6,200,000 shares, plus up to an additional 500,000 shares to allow for the recycling of shares back into the Plan in connection with share withholding or expirations, cancellations, forfeitures, or similar events with respect to Plan awards. The Company previously filed with the Securities and Exchange Commission (the “SEC”) three registration statements on Form S-8 (File No. 333-266573, File No. 333-217047 and File No. 333-254369) with respect to the Plan (the “Prior Registration Statements”). This Registration Statement relates to the securities of the same class as that to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. In accordance with such instruction, except as otherwise set forth below, the contents of the Prior Registration Statements relating to the Plan are incorporated herein by reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
This Registration Statement omits the information specified in Part I of Form S-8, as permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), which shall instead be delivered to participants in the Plan as provided by Rule 428(b)(1) under the Securities Act. Such documents will not be filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2.    Registrant Information and Employee Plan Annual Information.
The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to the attention of Mistras Group Legal Department, 195 Clarksville Road, Princeton Junction, NJ 08550; telephone number 609-716-4000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed or to be filed by the Company with the SEC are incorporated into and made a part of this Registration Statement:
1.The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 11, 2024 (the “Annual Report”).
2.The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 3, 2024.
3.The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2024, that are incorporated by reference into the Annual Report.
4.The Company’s Current Report on Form 8-K, filed with the SEC on March 1, 2024 and May 20, 2024 (in each case other than portions of that document deemed to be furnished and not filed).
5.The description of the Company’s common stock, par value $.01 per share, contained in Exhibit 4.1 to its Annual Report, together with any subsequent amendment or report filed for the purpose of updating such description.
In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common stock offered hereby have been sold or which deregisters any shares of such common stock then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the above, information that is “furnished” to the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this Registration Statement.
Item 5.    Interests of Named Experts and Counsel.
The validity of the securities has been passed upon by Michael C. Keefe, Executive Vice President, General Counsel and Secretary of the Company. Mr. Keefe is paid a salary by the Company, is a participant in the Plan and owns or beneficially owns shares of the Company’s common stock and restricted stock units that, upon vesting, are converted into shares of the Company’s common stock.
Item 8.    Exhibits.
The following exhibits have been filed as a part of this Registration Statement and are specifically incorporated by reference:
EXHIBIT INDEX
Exhibit No.             Description of Exhibits
4.1    Second Amended and Restated Certificate of Incorporation of Company (filed as exhibit 3.1 to Registration Statement on Form S-1 (Amendment No. 4) filed on September 21, 2009 (Registration No. 333-151559) and incorporated herein by reference).
4.2    Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Company (filed as exhibit 3.1 to the Quarterly Report on Form 10-Q filed on January 11, 2017 and incorporated herein by reference).
4.3    Amended and Restated Bylaws of the Company, effective July 20, 2016 (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on October 7, 2016 and incorporated herein by reference).
5.1ǂ    Opinion of Michael C. Keefe, Esq.
23.1ǂ    Consent of Michael C. Keefe, Esq. (included in Exhibit 5.1).
23.2ǂ    Consent of PricewaterhouseCoopers LLP, independent registered certified public accounting firm for the Company.
23.3ǂ    Consent of KPMG LLP, former independent registered certified public accounting firm for the Company.
24.1ǂ    Powers of Attorney (included in signature page hereto).
99.1    Mistras Group, Inc. 2016 Long-Term Incentive Plan, amended and restated as of March 27, 2024 (filed as Exhibit A to the Company’s definitive proxy statement, filed on April 4, 2024 and incorporated herein by reference).
107.1ǂ    Calculation of Filing Fee Table.
___________________
ǂ Filed herewith.
Item 9.    Undertakings.
(a)    The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to applicable law, the Company’s articles of incorporation or bylaws, as such may be amended from time to time, the Company’s indemnification agreements or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton Junction, New Jersey, on the date indicated below.
MISTRAS GROUP, INC.
(Registrant)

May 22, 2024            By: /s/ Edward J. Prajzner
             Edward J. Prajzner
            Senior Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of Manuel N. Stamatakis, Edward J. Prajzner and Michael C. Keefe his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2024.

Signature	Title

/s/ Manuel N. Stamatakis	Chairman, Interim President and Chief Executive Officer, and Director (Principal Executive Officer)
Manuel N. Stamatakis

/s/ Edward J. Prajzner	Senior Executive Vice President, and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Edward J. Prajzner

/s/ Dr. Sotirios J. Vahaviolos	Chairman Emeritus
Sotirios J. Vahaviolos

/s/ Nicholas DeBenedictis	Director
Nicholas DeBenedictis

/s/ James J. Forese	Director
James J. Forese

/s/ Richard H. Glanton	Director
Richard H. Glanton

/s/ Michelle J. Lohmeier	Director
Michelle J. Lohmeier

/s/ Charles P. Pizzi	Director
Charles P. Pizzi